Exhibit 99.1
Otter Tail Corporation Chief Operating Officer Lauris Molbert Resigns
Molbert to help with three month transition period
October 4, 2010, Fargo, North Dakota — Otter Tail Corporation announced today that its Executive Vice President and Chief Operating Officer (COO) Lauris Molbert has resigned from the company, effective December 30, 2010. The company is evaluating plans to replace the COO role and its responsibilities. In the interim, Molbert’s duties will be shared by members of the executive and senior management team.
“Lauris has been an integral part of our diversification strategy, helping to build our corporation, and we are grateful for his many years of service,” said Otter Tail Corporation Chief Executive Officer John Erickson. “Lauris will be missed, and we wish him all the best.” Erickson also said he is pleased that Molbert will be staying on to complete projects, and help with an orderly transition of his duties. “We are fortunate to have talented people in our organization prepared to step in to key roles and who share a commitment to moving the company forward.”
“Otter Tail Corporation has been my business home for the last 15 years, and that made the decision to leave a difficult one,” said Molbert. “There is a great deal of ability and skill at the corporation, and in our twelve operating companies, and I believe that the work ethic and sincerity of these people will ensure the future success of the company. I am honored to have been a part of building this team.”
About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing, and infrastructure businesses, which include plastics, construction, and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.